Exhibit 1

Funds	I.R.S. Employer Identification Nos.
Innovator U.S. Equity Buffer ETF – September	84-2048841
Innovator U.S. Equity Power Buffer ETF – September	84-2077071
Innovator U.S. Equity Ultra Buffer ETF – September	84-2118053
Innovator U.S. Equity Buffer ETF – October	83-0818339
Innovator U.S. Equity Power Buffer ETF – October	83-0836334
Innovator U.S. Equity Ultra Buffer ETF – October	83-0828936
Innovator U.S. Equity Buffer ETF – November	84-2584405
Innovator U.S. Equity Power Buffer ETF – November	84-2593652
Innovator U.S. Equity Ultra Buffer ETF – November	84-2618537
Innovator U.S. Equity Buffer ETF – December	84-2655572
Innovator U.S. Equity Power Buffer ETF – December	84-2704919
Innovator U.S. Equity Ultra Buffer ETF – December	84-2749103